Exhibit 10.21
PURCHASE AND SALE AGREEMENT
(Farmers Reservoir and Irrigation Company Marshall Lake Division Shares)
THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into by the Parties this 2nd day of August, 2007, by and between Roland Bury Estate, whose address for the purposes of the agreement is PO Box 235 Erie, Colorado 80516 (hereinafter, “Seller”), and Eldorado Artesian Springs, Inc., whose address for the purposes of the agreement is Post Office Box 445, Eldorado Springs, CO 80025(hereinafter, “Purchaser”), as follows:
RECITALS
     WHEREAS, the Seiler owns water rights represented by six shares (6) shares of the Capital stock of the Farmers Reservoir and Irrigation Company Marshall Lake Division, evidenced by the following Share Certificates (the “Shares”):
• Certificate No. 2630
     WHEREAS, Seller desires to grant, sell, transfer, assign, convey and deliver said Shares to the Purchaser, and Purchaser desires to purchase, acquire and accept the Shares from Seller pursuant to the terms and provisions of this Agreement.
     NOW, THEREFORE, IN CONSIDERATION of the foregoing Recitals, which are a substantive and enforceable part of this Agreement, and for the mutual promises and covenants set forth herein, together with other good and valuable consideration acknowledged and received, the Parties agree as follows:
1. Purchase and Sale. Subject to the terms and provision of this Agreement, at Closing the Seller agrees to grant, sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept the water rights represented by six (6) shares of Capital Stock of the Farmers Reservoir and Irrigation Company Marshall Lake Division, as evidenced by the above-referenced Certificate No. .2630, free and clear of all liens, encumbrances and assessments, and together with any and all carrier ditch rights or stock associated therewith; any and all storage rights; and any and all other rights or interests appurtenant to the subject Shares (collectively hereinafter, the “Shares”).
2. Purchase Price. The Parties agree that the purchase price for the Shares shall be One Hundred Fifty Thousand Dollars ($150,000) payable as follows:
Within 2 business days after the mutual execution of contract Purchaser shall deliver an earnest money deposit in the amount of Five Thousand Dollars ($5,000.00), funds made payable to Seller, in care of Security Title Guaranty Company (the “Closing Agent”), to be held by the Closing Agent in trust for the Purchaser and Seller until Closing, and as otherwise set forth herein.
The balance of the Purchase Price, One Hundred Forty Five Thousand Dollars ($145,000) shall be paid by Purchaser at closing.

3. Farmers Reservoir and Irrigation Company Marshall Lake Division Assessments. Transfer Fees. Closing Costs and Other Related Fees. All of the current assessments on said Shares shall be paid in full by Seiler at Closing, up to and including the date of Closing. All assessments accruing on said Shares after the date of Closing shall be paid by the Purchaser. Also at Closing, Purchaser shall pay all transfer fees or other fees required for the issuance of new stock certificates to the Purchaser.
Purchaser and Seller agree any costs related to the closing of this transaction incurred from the Closing Agent shall be equally divided between Buyer and Seller.
Seller shall be solely responsible for any and all fees which may be incurred from a Seller’s Agent related to this transaction. Seller agrees to indemnify and hold Purchaser harmless from the claims of any person or entity for commissions, finder’s fees, or any similar fees in connection with this transaction
4. Date and Time of Closing. Closing shall be no more than ten (10) days after the expiration of the due diligence period, and will take place at the offices of the Closing Agent, or at a different time and place as mutually agreed upon by the Parties. At Closing, Seller shall transfer, convey and otherwise assign to Purchaser all of Seller’s right, title and interest in and to the Shares, and shall transfer, assign and deliver the Shares to Purchaser at Closing, as evidenced by Farmers Reservoir and Irrigation Company Marshall Lake Division Certificate No. 2630 together with an appropriate stock assignment, duly executed by Seller, in form and substance acceptable to the Purchaser and the Farmers Reservoir and Irrigation Company Secretary, and sufficient to allow transfer of the Shares to Purchaser on the books and records of Farmers Reservoir and Irrigation Company Marshall Lake Division.
5. Additional Documents and Dry-uo Covenant. The Seller agrees in good faith to execute and deliver any additional documents or instruments as are requested or required or such as is necessary to effectuate the transaction as contemplated herein; including, but not limited to, a covenant to permanently dry-up and remove from irrigation all land irrigated using the water rights represented by the Shares.
6. Water Court Proceedings. At any time after the Closing, Purchaser may file in the Water Court an application seeking to change the use of the water rights represented by the Shares and use them in a plan for augmentation or otherwise to allow the uses that the Purchaser deems appropriate. Seller shall not in any manner, either directly or indirectly, object to any such change proceeding, or any such plan for augmentation, and will, at the request of Purchaser provide information or testimony regarding the historical use of the water rights represented by the Shares.
7. Seller’s Representations and Warranties. Seller warrants and represents that it will have good and marketable title to the subject Shares prior to closing and shall convey such title to Purchaser, free and clear of all liens and encumbrances.
8. Binding Effect. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Parties.
9. Attorneys Fees and Costs. In the event that a dispute arises between the Parties out of this Agreement, which cannot be resolved by the Parties amicably, then the substantially prevailing party in any litigation or other adversary proceeding brought to enforce this Agreement shall recover from the non-prevailing Party its reasonable attorneys fees and costs.
10. Counterparts and Facsimile Signatures, This Agreement may be executed in counterparts, and facsimile signatures are acceptable as original signatures, until original signatures are obtained.
11. Due Diligence, The Purchaser shall have sixty (60) days from the mutual execution of this Agreement to complete any and all due diligence. Within ten (10) days from the mutual execution of this Agreement the Seller shall provide Purchaser all information in Seller’s possession and control regarding title to and historical use of the subject Shares. Seller agrees to truthfully and completely answer questions and inquiries regarding the subject shares during the due diligence period and shall take all reasonable steps to aid Purchaser in making due diligence inquiries, which may include answering inquiries from Purchaser’s water engineer or others. The Purchaser’s obligation to consummate the transaction contemplated by this Agreement is expressly conditioned upon the Purchaser obtaining the documentation required by this paragraph and obtaining opinions of the Purchasers counsel or other consultants on or before 20 days before Closing regarding, or waiver by the Purchaser of, the following conditions:
     11.1 Valid Decrees: That the water rights represented by the subject Shares are validly decreed, and that there is no litigation pending or threatened as to the validity of the said water rights, or seeking to declare the same abandoned, changed in point of diversion changed in point of use, changed In manner of use; or otherwise changed.
     11.2 Abandonment. That there is no governmental investigation pending or threatened as to the abandonment or potential abandonment of the rights represented by the subject Shares.
     11.3 Adverse Claims. That there are no claims which have been asserted nor which could be asserted by any third party claiming any right of ownership or use of the rights represented by the subject Shares, whether by conveyance, adverse possession, or otherwise.
     11.4 No Agreements. That there are no operating agreements, management agreements, other contracts or understandings between Seller or Seller’s predecessors in title and third parties as to the manner of use, time of use, place of use, point of diversion, means of diversion, maintenance, repair, or other facet of the water rights represented by the subject Shares and the physical facilities for their diversion and use.
     11.5 Ownership in Fee: Encumbrances. That Seller is the record owner of the subject Shares in fee simple absolute, free and clear of all liens, mortgages, and encumbrances of every kind of character whatsoever.

     11.6 No Prior Sales. That neither Seller not Seller’s predecessors have conveyed the subject Shares nor the land upon which the subject Shares were used in such a manner that a buyer of said lands could claim to be legally entitled to the ownership of the subject shares as an appurtenance to said lands or otherwise.
     11.7 Historical Use. That an adequate record of historical use of the shares can be documented to the satisfaction of the Buyer.
12. Notice of Defect; Cure; Termination. If Purchaser does not obtain documentation as required by paragraph 11 or if Purchaser does not obtain the opinions identified in subparagraphs 11.1 through 11.6 on or before the required dates, Purchaser may, by written notice given to Seller, within three business days after the relevant date, terminate this Agreement, and Purchaser’s earnest money deposit shall be returned to Purchaser if Seller does not cure noticed defects as provided below. If Purchaser does not give such notice, said conditions shall be deemed accepted or waived. In the event of such notice, Seller shall have seven days from the date of notice to cure any noticed defects and provide documentary evidence of such cure to Purchaser. Purchaser shall have three business days from receipt of such evidence of cure to accept same or terminate this Agreement by written notice to Seller, in which case Purchaser’s earnest money deposit shall be returned to Purchaser.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLER:	PURCHASER:
ROLAND BURY ESTATE	ELDORADO SPRINGS
By:	By:

/s/ Wesley R. Bury, P.R. 8-2-07	/s/ Douglas A. Larson 8-2-07

DRY-UP COVENANT
     A. On and after August 15, 2007, The Estate of Roland Bury (the “Grantors”), covenant and agree that the water and water rights withdrawn and used represented by 6 shares of the capital stock of Farmers Reservoir and Irrigation Company—Marshal Lake Division (the “Water Rights”), that were historically used to irrigate approximately 20 acres of real property owned by Grantors in the NW 1/4 of Section 23, Township 1 North, Range 68 West of the 6th P.M. in the City and County of Broomfield, Colorado (the “Property”), shall not again be used to irrigate the Property; nor shall the Property again be irrigated for agricultural purposes without the express written permission of                                                                                                                            (“Grantee”), its successors or assigns, which permission may be withheld in Grantee’s sole discretion.
     B. Grantors further covenant and agree to take those actions reasonably necessary to eliminate any consumptive use of water for agricultural or commercial irrigation purposes on the Property. Grantors may apply to the Water Court for permission to re-irrigate the Property from sources other than the Water Rights.
     C. Grantors agree to permit Grantee to file the necessary applications with the water court and the State Engineer to change the Water Rights and not to object to such a proceeding.
     D. This Covenant may be enforced by Grantee or by any party having any right, title or interest in the Water Rights, or any part thereof, its heirs, successors, and assigns, or by the State Engineer of the State of Colorado, at any time in any action at law or in equity. This Covenant shall bind Grantors, their heirs, successors and assigns and shall run with and burden the Property and the Water Rights.
     Dated as of the date first above written.

The Estate of Roland Bury Wesley R. Bury, Personal Representative
/s/ Wesley R. Bury, P.R. 8-14-07

STATE OF COLORADO )
COUNTY OF Weld )
The foregoing instrument was acknowledged before me this 14th day of August, 2007, by

/s/ Wesley Roland Bury.

WITNESS my hand and official seal.
My commission expires: 04/07/2010

/s/ Yelena Dean

Notary Public

Questionnaire Regarding Historic Use and Requirements of Water Rights
1.	Is there a signed affidavit or affidavits of historical use regarding the water involved?

Yes No

If yes, please attach it or them and answer the following questions:
a.	During what years has the person(s) signing each affidavit had personal knowledge of these rights/shares?

1950 To 2007

To

b.	What is the relationship of the person signing the affidavit to the irrigated property/farm?

Owner X Tenant

Other (Please state nature of relationship)
2.	Who else can be contacted who actually used the water rights/shares? Include the names of prior owners, if you know their names and location where water was used.
a.	Rick Arneson

b.

c.
3.	How can the above be contacted?
a.	telephone: (303) 828-3684

address: 364 Main St., Erie, CO 80516

b.	telephone:

address:

c.	telephone:

address:

4.	Please provide the following information regarding the shares being offered:
d.	How many shares, and current stock certification number(s):

Six (6) shares Farmer’s Reservoir and Irrigation Co., Marshall Lake Division:Certificate No. 2630

e.	Stock certificate number(s) of previous owner:

Unknown

c.	When acquired and from whom

date: February 6, 1948

from: Unknown
5.	Please provide the following information regarding how the offered water share/right is delivered:
f.	Location and ID number of the headgate at the main ditch:

Community Canal near Weld County Roads 7 and 8.

g.	Name, location and path of the lateral(s) delivering the water to the land historically irrigated:

Approximately 1 mile of ditch from headgate on Community ditch. The easternmost 3/4 mile of this ditch was for the sole use of the undersigned property owner.

h.	Identification of any “carrying stock” required to deliver these rights, i.e. shares in a “lateral” ditch company:

N/A

i.	Location or location of pumps, if used:

N/A

J.	Location of storage ponds/reservoirs, including tail water ponds, if used:

N/A

6.	What is/was the method of application of the water?

Sprinkler furrow flood other:

7.	When is the normal irrigation season?

Start: May or June Stop: August or September

8.	What is the adequacy of the water, with specific discussion of how operations may have been modified during a dry year?

Whatever water was available was used to irrigate the westernmost portion of the property. This varied from year to year.

9.	Other than the share(s) being offered, what irrigation water, if any, was/has been used on the lands historically irrigated (if none, skip to #10), including:
k.	Number(s) of shares: 8.8 shares

I.	Ditch company(ies): Farmer’s Reservoir & Irrigation Co., Standley Division

m.	Number of any irrigation wells: N/A

n.	Identification of any irrigation wells (location & permit numbers): N/A

o.	Capacity of any irrigation wells: N/A

p.	Location of any irrigation wells: N/A

q.	Information as to other water used: N/A

r.	Describe how such water was/has been used, including the percentage of the total irrigation supply provided by such water:

Standley Division shares water is used to irrigate land east of the Bull Canal. Percentage of total irrigation water used on the farm varied with allocations from year to year.
10.	Please confirm by checking the blank that no other water was used to irrigation any of the land on this property/farm:

☑

11.	Have any of the rights identified in paragraph 9 been sold/transferred to others?

Yes No

If yes,
a.	Identify such rights:

b.	To whom were such rights sold or transferred?

c.	When were such rights sold or transferred?

d.	How and where are such rights now being used?
12.	What is the total size of the property/farm?

Originally approx. 154 acres. reduced by various agreements with the Colorado Department of Transportation to 123.8 Acres. As of 8/14/2007 further reduced to 80.8 acres with the sale of 43 acres east of the Bull Canal and not a part of the land historically irrigated with water from the Marshall Division shares.

13.	Provide the legal description of the property/farm’s location, which may be attached if necessary:

NW 1/4 Section 23, T1N, R68W 6th PM

14.	What is the size of the area(s) on the property/farm that was irrigated?

Originally approx. 150 acres Acres.

15.	What amount of land was irrigated by the offered share(s)?

Originally Approx. 50 acres.

16.	Are you retaining any of the water rights identified at paragraph 9 above for use on the property/farm? If so, please identify them, and state the number of acres to be irrigated.

Standley Division shares will be retained for use on approx. 60 acres east of the Bull Canal

17.	Identify crops historically grown on the land, with percentages:
1.	Barley

2.	Wheat

3.	Corn

4.	Milo

5.	Pasture

6.	Orchard (-1 acre)
18.	What are the planting/harvesting dates?
1.	May / July

2.	Sept. / July

3.	May / Sept.

4.	Planted 1 year in 1950’s

5	Year round

6.	Year round
19.	Describe how crops were rotated:

Varied as needed

20.	Describe the historic irrigation practices, including frequency and duration of applications of the water being offered, and any use of tail water ponds for recycling:

Flood irrigation as needed

21.	How much of the historically irrigated land (in acres) is no longer irrigated because of:
☐	Permanent cessation of irrigation:

☐	Development:

☐	Gravel mining:

☑	Previous sale, transfer or dry-up commitment to other parties:

Approx 30 acres sold to Colorado Department of Transportation.
22.	Do you have or keep diversion records for your surface water and ground water? If so, by what method?

No

23.	How long does it take your fields to dry out after you have finished irrigating?

Varies depending on weather

24.	When was the last time the offered shares were used for irrigation?

2007

25.	Have the offered shares been leased in the past?

No

26.	Have there been any years when irrigation of historically irrigated area(s) did not occur? When? Why?

No

27.	Provide a map, sketch or aerial photograph showing the locations of: (Please check if they are included)
☐	Parcel/farm.

☐	All of the historically irrigated area(s), broken out by source of irrigation water.

☐	The lands proposed for dry-up.

☐	Any pumps, pipelines, and storage reservoirs.

☑	Method of diversion from ditch to farm.

☐	Any lateral ditches.

☐	How and where the water leaves your irrigated fields.
28.	Please provide the legal description of dry-up acreage proposed for:
☐	The offered share(s):

See attached sketch.
☐	Any shares already committed to others:

No

29.	Attach copies of: (Please check if attached)
☑	Stock certificate(s) for the rights offered.

☐	Any “carrying-stock” certificates associated with the rights offered.

☐	Copies of previously executed “dry-up” covenants or agreements.
30.	Offeror understands that if the water rights are accepted, the following documents, duly executed must be provided to the Buyer:
☐	The actual stock and carrying stock certificates, with appropriate stock transfer documents.

☐	An affidavit of historic use.

☑	A dry-up covenant in form acceptable to the Buyer, to include an agreement to assist as needed in any court proceedings to change the water rights to the Buyer’s use.
31.	Permission is given to the Buyer or their assigns to:
☐	Research ownership and historic use of the shares with the ditch company or companies.

☐	Access the parcel/farm to observe the irrigation facilities and the irrigated land.
Dated this 14th day of August 2007.
Name(s) of Offeror:
The Estate of Roland Bury
Wesley R. Bury, Personal Representative
Signature(s) of Offeror:

/s/ Wesley R. Bury, P.R.

STATE OF COLORADO
COUNTY OF Weld
SUBSCRIBED AND SWORN to before me in the County of Weld, State Of Colorado, by /s/ Wesley Roland Bury this 14th day of August, 2007.
Witness my hand and official seal.
My commission expires: 04/07/2010

/s/ Yelena Dean

AFFIDAVIT OF HISTORICAL USE OF WATER RIGHTS
(Please use separate sheet for each water source,
and additional sheets to provide information if necessary)
WATER RIGHTS:
Ditch or Reservoir Company _Farmer’s Reservoir and Irrigation Co., Marshall Lake Division Shares or interest 6 No. 2630
Deed Book/Page, if applicable:

Name, address and telephone number of owner(s) and user(s) of water rights:

Owner(s):	The Estate of Roland Bury
Wesley R. Bury, Personal Representative 684
Holbrook Street, P. O. Box
Erie, CO 80516-0235

User(s):

Years water rights were used as described: 1943 through 2007
IRRIGATED LAND:
Legal description and size/acreage of land irrigated by above-mentioned water rights: See Attachment. Approximately 50 acres
Name and address of owner(s) of above-mentioned irrigated land if different from owner(s) of water rights:
     Approximately 30 acres presently owned by Colorado Department of Transportation.
No sub irrigation has occurred.
I have not intended to abandon the water rights during the period of my ownership and/or use.
I state that the information contained in the attached Questionnaire Regarding Historic Use and Requirements of Water Rights), which is incorporated herein by this reference, is known to me and is correct.

The undersigned, Wesley R. Bury, Personal Representative having personal knowledge of the irrigation of the above-described lands by virtue of being the owner(s) and/or person(s) who have farmed and irrigated those lands, being first duly sworn, hereby state that the information that I have provided in this statement is accurate and true.
Signed and dated this 14th day of August, 2007

The Estate of Roland Bury Wesley R. Bury, Personal Representative.
/s/ Wesley R. Bury, P.R.

STATE OF COLORADO	)
COUNTY OF Weld	) ss.
SUBSCRIBED AND SWORN to before me in the County Weld, State of Colorado, by /s/ Wesley Roland Bury this 14th day of August, 2007.

Witness my hand and official seal. My commission expires: 04/07/2010	YELENA DEAN NOTARY PUBLIC STATE OF COLORADO
/s/ Yelena Dean
Notary Public